Exhibit 10.58

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.
AMENDMENT NUMBER 1
TO EXPANSION AGREEMENT
THIS AMENDMENT NUMBER 1 to the Expansion Agreement (the “Amendment”) is made and entered into as of the 10th day of September, 2010, by and between Glaxo Group Limited, registered in England as company number 305979, having its principal office at Glaxo Wellcome House, Berkley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”), and Amgen Inc., a Delaware corporation with a place of business at 1 Amgen Center Drive, Thousand Oaks, CA 91320 (“Amgen”).
WHEREAS, Amgen and GSK have previously entered into and executed the Expansion Agreement dated 27th of July, 2009 (the “Agreement”);
WHEREAS, Amgen and GSK desire to amend certain terms of the Agreement upon the terms and conditions noted below.
NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Section 2.9.2 of the Agreement shall be amended by deleting from such section the word [*].

2.	Section 2.10.3 of the Agreement shall be amended by deleting from such section the word [*].

3.	Clause (v) of Section 2.13 of the Agreement shall be replaced by the following:
“(v) overseeing any field alert or other similar action (including letters to healthcare professionals) related to Ivory in the Expansion Scope.”
4.	Section 5.7.2 of the Agreement shall be replaced by the following:
“5.7.2. Recalls or Other Corrective Action. The Parties shall establish a joint product incident review team to consider any proposed recall, market withdrawal, notification to Governmental Authorities, or other corrective action with respect to Ivory in the Expansion Territory (each, a “Recall”). If either Party is aware of a defect, incident or other information in respect of Ivory which they believe may lead to a Recall, then it shall promptly inform the other Party’s primary contact on the product incident review team. Upon such notice, the product incident review team shall promptly meet to consider the appropriate action. Each Party shall cooperate fully with the other with respect to the consideration of any such matter. If the product incident review team cannot agree upon how to proceed, such matter shall be escalated to [*]. In the event of a deadlock on such matter, [*]; except that, after such deadlock, [*].
The conduct of any Recall will be handled in accordance with the Quality Agreement. For the avoidance of doubt, none of the ECC, the EDC, the EOC, the ERC or the ESC shall have any responsibility for decisions in respect of a Recall. If the Recall is implemented at the initiative of Amgen, Amgen will bear all costs in respect of the conduct of such action. If the Recall is implemented at the initiative of GSK, GSK will bear all costs in respect of the conduct of such action.”

5.	Except as provided herein, all other terms, conditions and provisions of the Agreement shall remain in full force and effect.

6.	This Amendment and the Agreement, including all documents referred to herein and attached hereto, constitutes the entire agreement of the parties on the subject matter hereof and supersedes all prior representations, understandings and agreements between the parties with respect to such subject matter.

7.	This Amendment shall be governed by the same laws and subject to the same dispute resolution procedures as the Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized corporate officers or representatives as of the date first above written.

Amgen Inc.		Glaxo Group Limited

By:	/s/ Robert A. Bradway	By:	/s/ Gerry Absaiom

Name: Robert A. Bradway		Name: Gerry Absaiom
Title: President and Chief Operating Officer		Title: Corporate Director

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